UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Bresler & Reiner, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BRESLER & REINER, INC.

11140 ROCKVILLE PIKE, SUITE 620

ROCKVILLE, MD 20852

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Approximate Date of Mailing: April 30, 2004

TO THE SHAREHOLDERS:

The annual meeting of shareholders of Bresler & Reiner, Inc. (the “Company”) will be held at the offices of the Company, 11140 Rockville Pike, Suite 620, Rockville, MD on June 16, 2004, at 10:00 a.m., for the following purposes:

1.	To elect a Board of nine directors to serve until the next annual meeting of shareholders and until the election and qualification of their respective successors.

2.	To consider and ratify the selection of Ernst & Young, LLP, independent certified public accountants, as auditors of the Company for the 2004 fiscal year.

3.	To consider and transact such other business as may properly come before the meeting.

The stock transfer books will not be closed. Shareholders of record on April 15, 2004, are entitled to notice of and to vote at the annual meeting. On that date, there were 2,738,606 shares of common stock outstanding. Each share is entitled to one vote on each of the matters presented at the meeting, and voting is not cumulative.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/S/ JEAN S. CAFARDI

Jean S. Cafardi Secretary

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held June 16, 2004

This Proxy Statement is being furnished to shareholders of Bresler & Reiner, Inc. (the “Company”), 11140 Rockville Pike, Suite 620, Rockville, Maryland 20852, in conjunction with the solicitation by the Board of Directors (the “Board”) of the Company of proxies to be voted at the Annual Meeting of Shareholders to be held at the Company’s offices on Wednesday, June 16, 2004 at 10:00 a.m.

Shares Entitled to Vote

Holders of record of the Company’s Common Stock as of the close of business on April 15, 2004 are entitled to vote. On that date there were 2,738,606 shares of Common Stock outstanding. At the meeting each share of Common Stock is entitled to one vote on each proposal.

Proxy Voting and Quorum

Shareholders of record may vote their proxies by mail. By using your proxy to vote, you authorize the persons whose names are listed on the front of the proxy card accompanying this Proxy Statement to represent you and vote your shares. Holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum.

If you attend the meeting, you may of course vote by ballot. If you are not present, your shares can be voted only when represented by a properly submitted proxy.

You may revoke or change your proxy at any time before it is exercised by written notice to the Secretary of the Company.

Choices in Voting

You have several choices in completing your voting.

•	You may vote on each proposal, in which case your shares will be voted in accordance with your choices.

•	In voting on directors, you can either vote FOR all the directors or withhold your vote on all or certain of the directors.

•	You may indicate a preference to abstain on any other proposal, in which case no vote will be recorded.

•	You may submit a proxy without indicating your voting preferences, in which case the proxies will vote your shares for election of the directors nominated by the Board of Directors, and for ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the year 2004.

Required Vote

A plurality of the votes cast is required for the election of directors. The affirmative vote of a majority of the votes cast is required to ratify the selection of Ernst & Young, LLP as the independent auditors for fiscal year 2004. Only votes cast “for” the election of directors or those cast “for” or “against” any other proposal will be counted in determining whether a nominee for director has been elected or the selection of Ernst & Young has been ratified. Abstentions, broker non-votes and votes withheld are not treated as votes cast at the meeting for such purpose.

Recommendations of the Board of Directors

The Company’s Board of Directors recommends that shareholders vote:

•	“For” each of the nominees for the Board of Directors listed below; and

•	“For” ratification of Ernst & Young, LLP as auditors for fiscal year 2004.

Proxy Solicitation and Expenses

The cost of solicitation of proxies from shareholders will be borne by the Company. Copies of solicitation material may be furnished to brokers, custodians, nominees, and other fiduciaries for forwarding to beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for such forwarding services. In addition to the use of mails, proxies may be solicited by telephone by officers, directors and a small number of employees of the Company who will not be specially compensated for such services.

PROPOSAL NO. 1

Election of Directors

Nine directors are to be elected to hold office until the next Annual Meeting of Shareholders and until the election and qualification of their respective successors. Unless otherwise instructed on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election, as directors, of the persons named as nominees. The Board believes that all such nominees will stand for election and will serve if elected. However, if any of the persons nominated by the Board fails to stand for election or declines to accept election, proxies will be voted for the election of other individuals as the proxy holders may determine.

Management has nominated for election as directors the persons whose names appear in the table below.

Name	Principal Occupation During Last Five Years	Age	Year First Elected
Benjamin C. Auger	Vice President of Boenning & Scattergood, Since March 2001 Investment Banking Firm West Conshohocken, PA Vice President of Herzog, Heine, Geduld, from September 1983 until March 2001 Investment Firm	53	2002
Charles S. Bresler	Chairman—Bresler & Reiner, Inc.	76	1970
Sidney M. Bresler	Chief Executive Officer & Chief Operating Officer—Bresler & Reiner, Inc.	49	2002
Gary F. Bulmash	Associate Professor of Accounting American University Washington, DC	59	2002
Ralph S. Childs, Jr.	Retired since November, 1994 Former Chairman of the Board of Home Federal Savings Bank Washington, DC	76	1994
George W. Huguely, III	Chairman of the Board of Galliher & Huguely Associates, Inc. General Partner of The Huguely Companies, a real estate investment and management firm Washington, DC	72	1974
Michael W. Malafronte	Principal Oppenheimer & Close, Inc.	29	2002
Burton J. Reiner	Co-Chairman & President—Bresler & Reiner, Inc.	75	1970
Randall L. Reiner	Consultant to Bresler & Reiner, Inc. since February 2003 Vice President—Bresler & Reiner, Inc. from June 2002 until February 2003 Employee of Bresler & Reiner, Inc. prior to June 2002	50	2003

Agreements with Directors

In February 2003, the Company and Randall L. Reiner, a Company director and officer, executed two agreements: Release and Separation Agreement (“Release”) and a Consulting Agreement (“Agreement”). The Release terminated Mr. Reiner’s employment as a Vice President. Mr. Reiner received the following compensation:

•	The Company agreed to pay Mr. Reiner through September 30, 2006, the greater of $1,500 per month or the actual cost of health insurance for himself and eligible family members.

•	The Company agreed to continue Mr. Reiner’s supplemental health insurance policy and long-term care insurance policy, as currently in effect, through September 30, 2006.

Mr. Reiner and the Company also executed a Consulting Agreement in February 2003 for a term of twenty-five (25) months commencing on February 24, 2003. Mr. Reiner shall devote three (3) hours per week providing certain services to the Company related to the completion of the Company’s existing homebuilding project and will provide additional consulting services as may be reasonably assigned to him by the Company. Mr. Reiner is to be paid a consulting fee of $312,500, payable in twenty-five (25) equal monthly installments.

Board of Directors and Committee Meetings

From January 1, 2003 to December 31, 2003, the Board of Directors held five regular meetings and one special meeting. The Board currently has two standing committees. Listed on the table below are the committee members and the number of meetings held during 2003.

Committees	# of Meetings	Members

Audit	5	Gary F. Bulmash, Chair Benjamin C. Auger, Ralph S. Childs, George W. Huguely, and Michael W. Malafronte

Executive Compensation	2	Michael W. Malafronte, Chair Benjamin C. Auger, Ralph S. Childs, and George W. Huguely

The Board does not have an established policy regarding the attendance of Board Members at the annual and special meetings of shareholders. The Chairman of the Board attended the 2003 annual meeting of shareholders.

Director Nomination Process

The Board does not have standing Nominating or Governance Committees. As a closely held corporation that is also managed by its majority shareholders, the Board determined that the addition of Nominating or Governance Committees would not add value to its current policies and procedures. As such, the Board has not established separate charters for these functions.

The Board will consider director nominees submitted by shareholders who satisfy the ownership requirements of SEC Rule 14a-8. Shareholders wishing to submit nominations must notify us of their intent to do so on or before the date on which shareholder proposals to be included in the proxy statement for the shareholder meeting must be received by us as set forth under “Shareholder Proposals for the Next Annual Meeting.”

Each member of the Board participates in the director nomination process. The Board does not set specific, minimum qualifications that nominees must meet, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the need of the Company and the composition of the Board. Nominees are evaluated based on criteria such as (i) personal and professional integrity, ethics and values, (ii) experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment, (iii) experience in the Company’s industry, (iv) experience as a board member of another publicly held company, (v) academic expertise in an area of the Company’s operations and (vi) practical and mature business judgment, including ability to make independent analytical inquiries.

The Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members with qualifications and skills that are consistent with the Board’s criteria for Board service are re-nominated. As to new candidates, the Board generally polls the Board members and members of management for their recommendations. The Board may also review the composition and qualification of the boards of directors of the Company’s competitors, and may seek input from industry experts or analysts. The Board reviews the qualifications, experience and background of the candidates. Final candidates may be interviewed by the independent directors and executive management. In making its determinations, the Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the Company and represent shareholder interests through the exercise of sound judgment. Recommendations received by shareholders will be processed and are subject to the same criteria as are other candidates recommended to the Board. Historically, the Board has not relied on third-party search firms to identify Board candidates. The Board may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

Compensation of Directors

Directors who are not employees or consultants to the Company are paid $5,000 per year in director’s fees plus $250 per meeting attended and $250 per meeting to cover reimbursable expenses for attending Board and committee meetings. Gary F. Bulmash, the Company’s qualified “audit committee financial expert” as required by Section 406 of the Sarbanes-Oxley Act of 2002, receives an annual director’s fee of $9,000 plus meeting fees as described above. Such Board members received aggregate remuneration of $43,750 for the fiscal year ended December 31, 2003.

“Independent” Directors

Each of our directors other than Charles Bresler, Sidney Bresler, Burton Reiner and Randall Reiner qualify as “independent” as defined under Rule 4200(15) of the National Association of Securities Dealers, Inc. Although the Company is not required to comply with Rule 4200(15), as its stock is not NASDAQ-listed, it has decided to adopt the “independence” standard in the Rule as a matter of good corporate governance. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to Bresler & Reiner Inc. and its management.

In addition, the members of the Audit Committee each qualify as “independent” under special standards established by the U.S. Securities and Exchange Commission (the “SEC”) for members of audit committees. The Audit Committee also includes at least one independent member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Gary F. Bulmash is the independent director who has been determined to be an audit committee financial expert. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Bulmash’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Bulmash any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Audit Committee Responsibilities

In fiscal 2003, the Company’s Audit Committee consisted of Messrs. Auger, Bulmash, Childs, Huguely, and Malafronte. Among its responsibilities, the Audit Committee appoints and establishes the compensation for the Company’s independent public accountants; approves in advance all engagements with them to perform non-audit services; reviews and approves the procedures used by the Company to prepare its periodic reports; reviews and approves the Company’s critical accounting policies; discusses the plans and reviews results of the audit engagement with the independent public accountants; reviews the independence of the independent public accountants; and oversees the Company’s accounting processes, including the adequacy of its internal accounting controls.

The Board of Directors of Bresler & Reiner, Inc. adopted a written Audit Committee Charter, including additional responsibilities resulting from the recently enacted Sarbanes-Oxley Act of 2002. The Board of Directors will reassess the adequacy of the Audit Committee charter following the final adoption of new corporate governance standards currently proposed by the NASD and new rules regarding audit committee responsibilities contemplated by the Sarbanes-Oxley Act. The Audit Committee initiated and approved the following actions: (1) adoption of the Company’s Code of Ethics as required by Section 406 of the Sarbanes-Oxley Act of 2002, (2) qualified, as required by Sections 407 of the Sarbanes-Oxley Act of 2002, Gary F. Bulmash as “audit committee financial expert” and, (3) establishment of an independent compliance hotline service to monitor and record perceived violations of the Code of Ethics and of provisions of the Sarbanes-Oxley Act. The Audit Committee Charter and the Code of Ethics are attached as Exhibits A and B, respectively to last year’s proxy statement and are also available under the section titled Investor Relations-Corporate Governance on our website at www.breslerandreiner.com.

Compensation Committee Responsibilities

The Executive Compensation Committee (the “Compensation Committee”) determines the compensation of corporate officers and oversees the administration of executive compensation programs. The Compensation Committee is responsible for all elements of executive compensation including base salary, incentive bonuses, and other benefit programs for key executives.

The goals of the Company’s executive compensation program are to:

1.	Pay competitively to attract, retain and motivate superior executives,

2.	Relate total compensation for each executive to overall Company performance, as well as individual performance, and

3.	Align executives’ performances and financial interests with shareholder value.

It is the Company’s policy to consider the deductibility of executive compensation under applicable income tax rules as one of many factors used to make specific compensation determinations consistent with the goals of the Company’s executive compensation program.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the election of the nominees listed above.

PROPOSAL NO. 2

Ratification of Ernst & Young, LLP as the Company’s Auditors

The Board of Directors, on recommendation of the Audit Committee, has selected Ernst & Young, LLP, independent certified public accountants, to continue as independent auditors of the Company for fiscal year 2004. Ernst & Young, LLP was the Company’s independent auditors for fiscal 2003.

In making its recommendation to the Board of Directors to select Ernst & Young, LLP as the Company’s independent auditors for fiscal 2004, the Audit Committee considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence.

Audit and Other Fees

The table below shows audit fees, audit-related fees, tax fees and all other fees that we paid to Ernst & Young LLP, our independent auditors, for their services for each of the years ended December 31, 2003 and 2002. The Audit-Related Fees represent consulting work for the implementation of new accounting standards.

	For the years ended December 31,
	2003	2002
Audit Fees	$283,901	$206,086
Audit-Related Fees	18,098	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$301,999	$206,086

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the ratification of Ernst & Young, LLP as the independent auditors for fiscal year 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 31, 2003, with respect to the beneficial ownership of the Company’s Common Stock by (i) each director and named executive officer, and all directors and executive officers as a group and (ii) each person who is known to the Company to have beneficial ownership of more than 5% of the outstanding shares of Common Stock, and all directors and executive officers of the Company as a group. This information has been furnished by such persons.

Name of Beneficial Owner	Amount of Beneficial Ownership		Percent
Charles S. Bresler, Chairman of the Board of Directors	1,049,643	(1)	38.33
Burton J. Reiner, Co-Chairman of the Board of Directors	848,778	(2)(3)	30.99
Anita O. Reiner	846,015	(2)	30.89
The Burton and Anita Reiner Charitable Remainder Trust	166,667		6.09
Fleur S. Bresler	141,384		5.16
I. Wistar Morris, III and related parties	140,163	(4)	5.12
Randall L. Reiner, Director	173,102	(5)	6.32
Michael W. Malafronte, Director	27,744	(6)	1.01
Benjamin C. Auger, Director	6,480	(7)	*
Sidney M. Bresler, Chief Executive Officer and Director	260		*
Jean S. Cafardi, Secretary	450		*
William L. Oshinsky, Treasurer	100		*
Gary F. Bulmash, Director	—		—
Ralph S. Childs, Jr., Director	—		—
George W. Huguely, III, Director	—		—
All directors and officers as a group (11 individuals)	2,103,794		76.82

*Less than 1%

(1)	These shares are owned by Bresler Family Investors, LLC (the “LLC”), of which Charles S. Bresler is the sole manager. If Mr. Bresler should resign as manager, die, or otherwise become unable to serve as manager, under the LLC’s Operating Agreement, his son, Sidney M. Bresler, CEO, becomes manager and may vote the shares. If Charles S. Bresler ceases to be a member of the LLC, a majority of the interests held by other members may elect to dissolve the LLC. Sidney M. Bresler, son of Charles S. Bresler, holds a majority of the other interest in the LLC. Does not include 141,384 Shares held by Charles S. Bresler’s wife, Fleur Bresler, as to which he disclaims beneficial ownership.

(2)	Includes 423,008 shares held in a revocable trust for benefit of Burton J. Reiner and 423,007 shares held in a revocable trust for benefit of Anita O. Reiner. Mr. and Mrs. Burton J. Reiner are co-trustees of each of these trusts.

(3)	Includes 2,763 shares held in an irrevocable trust of which Burton J. Reiner is sole trustee.

(4)	Includes 55,546 shares held by Mr. Morris’ wife, 46,330 shares held in trust for the benefit of Mr. Morris’ children and 3,987 shares held by a foundation of which Mr. Morris is a trustee.

(5)	Includes 166,667 shares held by the Burton and Anita Reiner Charitable Remainder Trust, of which Randall Reiner is a trustee.

(6)	Includes 25,644 shares held as part of an investment partnership and an additional 1,600 shares held as part of an offshore mutual fund. Mr. Malafronte may be deemed to beneficially own these shares by virtue of his status as a managing member of the partnership and the fund.

(7)	Includes 6,000 shares held jointly with Mr. Auger’s wife and 330 shares held by Mr. Auger’s wife, or as custodian or trustee for Mr. Auger’s children.

Second Amended and Restated Shareholders Agreement

The Second Amended and Restated Shareholders Agreement (“Agreement”) was executed by and among the following shareholders: Bresler Family Investors, LLC; Burton J. Reiner and Anita O. Reiner, husband and wife as joint tenants; Burton and Anita Reiner Charitable Remainder Unitrust; and the Company. The Agreement supersedes a prior Shareholders Agreement dated August 1998 and a First Amended and Restated Shareholders Agreement dated July 2002. The Agreement is intended to promote the mutual interests of the shareholders and the interests of the Company by imposing certain restrictions and obligations on the shareholders who are party to the agreement, the Company, and those shareholders’ stock in the Company. Any shares of the Company’s stock currently owned or acquired in the future by those shareholders are subject to a first right of offer provision requiring that the shares be offered first to the Company, and then to the other shareholders on the same terms and conditions as offered to a third party.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the annual and long-term compensation for the fiscal years ended December 31, 2003, 2002 and 2001 for those persons who were, during 2003 (i) the Chief Executive Officer; and (ii) the other four most highly compensated executive officers of the Company whose total annual compensation in 2003 exceeded $100,000:

Name and Principal Position	Year	Annual Compensation Salary ($)	Bonus ($)	Long-Term Compensation Restricted Stock Award	All Other Compensation(1)
Charles S. Bresler Chairman of the Board	2003 2002 2001	225,000 225,000 225,000	25,000 1,025,000 25,000	N/A	3,486 3,468 3,409

Burton J. Reiner Co-Chairman of the Board & President	2003 2002 2001	225,000 225,000 225,000	25,000 25,000 25,000	N/A	3,523 3,468 3,387

Sidney M. Bresler Chief Executive Officer & Chief Operating Officer	2003 2002 2001	225,000 158,600 128,800	100,000 5,000 5,000	N/A	2,424 2,483 2,601

William L. Oshinsky Treasurer	2003 2002 2001	145,400 132,600 128,800	1,000 5,000 5,000	N/A	4,095 3,977 3,918

Jean Cafardi Secretary	2003 2002 2001	95,612 87,026 84,478	11,000 4,000 4,000	N/A	3,361 3,160 3,098

(1)	Amounts shown for “All Other Compensation” consist of premiums paid by the Company for life and disability insurance coverage for certain of the officers.

Report on Executive Compensation

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Messrs. Auger, Childs, Huguely, and Malafronte (Chair) served during all of 2003 on the Compensation Committee of our Board of Directors. There were no “interlocks” among any of the members of the Compensation Committee and any of our executive officers. The Committee may make recommendations to the Board on compensation actions involving executive officers of the Company. The Committee has furnished the following report on executive compensation.

The Board has determined the compensation levels of executive officers, including the compensation of Sidney M. Bresler as Chief Executive Officer, by reviewing each executive officer’s short-term and long-term performance with the Company, the level of profitability of the Company, the profitability of companies comparable to the Company, and the levels of compensation of executive officers in such other companies. The executive officers of the Company are compensated through base salaries and annual performance bonuses.

1.	Base salary. The relative levels of base salary for the executive officers are designed to reflect each executive officer’s scope of responsibility and accountability with the Company and to be part of a competitive total compensation package.

2.	Performance bonuses. The Company provides performance-related annual cash compensation to executive officers. The compensation committee determines the actual amount of the incentive compensation based on the compensation committee’s overall assessment of the executive officer’s individual performance for the year.

During 2003, the Compensation Committee presented the following recommendation to the Board of Directors with regard to compensation for 2003 and 2004:

In his position as the Chief Executive Officer, the annual salary of Sidney M. Bresler was increased to $300,000, commencing January 1, 2004.

Upon recommendation of the Compensation Committee, the Board approved the following formula for the 2003 bonus of Sidney M. Bresler (see also Executive Compensation):

a)	One and one-half (1 ½%) of the increase in shareholder equity during 2003, but not more than $75,000.

b)	One-half of one percent (½%) of capital invested in new real estate related acquisitions during each calendar quarter of 2003, but not more than $25,000 in aggregate for the year 2003.

In addition, one of the board members has been authorized to engage outside consultants to assist with drafting executive compensation policies for Sidney M. Bresler and other executives for 2004 and future years.

The Board accepted these recommendations and voted for their approval.

Submitted by the Compensation Committee of the Board:

Michael W. Malafronte, Chair

Benjamin C. Auger

Ralph S. Childs, Jr.

George W. Huguely, III

Employees’ Retirement Plan

The Company contributed to its retirement plan on behalf of each executive officer of the Company named in the Summary Compensation Table above for 2003, except for Charles S. Bresler and Burton J. Reiner.

The Company contributes to its retirement plan as required under the terms of the plan and ERISA. Under the plan, benefits are determined for all employees on an actuarial basis related to the individual employee’s compensation, age, and length of service, including service with predecessors of the Company. All compensation, up to the maximum allowed by law, including salaries, fees and bonuses, but excluding discretionary bonuses, are included as remuneration (or “covered compensation”) under the Company’s retirement plan. The plan provides for contributions by the Company designed to produce, commencing at retirement at age 65, an annual pension calculated by multiplying the participant’s number of years of service to a maximum of 35 of such years, by the sum of 1.12% of a participant’s average annual covered compensation paid for the highest consecutive five years prior to retirement, up to $87,000 (or less, depending upon participant’s age), plus 1.77% of the participant’s average annual covered compensation paid for such period in excess of this dollar amount, but not in excess of a total of $160,000 for the year 2003. The approximate annual retirement benefits payable to participating employees in specified remuneration and years-of-service classifications is shown in the pension plan table below. The benefit amounts listed in the following table are not subject to any deduction for social security benefits or other offset amounts.

Average Annual Covered Compensation For Highest Consecutive Five Years	10	15	20	25	30	35
$100,000	12,045	18,068	24,090	30,113	36,135	42,158
$110,000	13,815	20,723	27,630	34,538	41,445	48,353
$120,000	15,585	23,378	31,170	38,963	46,755	54,548
$130,000	17,355	26,033	34,710	43,388	52,065	60,743
$140,000	19,125	28,688	38,250	47,813	57,375	66,938
$150,000	20,895	31,343	41,790	52,238	62,685	73,133
$160,000	22,665	33,998	45,330	56,663	67,995	79,328
$170,000	24,435	36,653	48,870	61,088	73,305	85,523
$180,000	26,205	39,308	52,410	65,513	78,615	91,718
$190,000	27,795	41,963	55,950	69,938	83,925	97,913
$200,000 & over(1)	29,745	44,618	59,490	74,363	89,235	104,108

(1)	Under present IRS limitations, compensation in excess of $200,000 can not be included for benefit computation purposes.

At December 31, 2003, William L. Oshinsky and Jean S. Cafardi each had 36 years of credited service and Sidney M. Bresler had 17 years of credited service under the plan. Charles S. Bresler and Burton J. Reiner were covered by the plan until December 31, 1995, and each had 34 years of credited service under the plan.

Insider Participation

Waterfront Complex

Since 1964, the Company has been the redeveloper of a portion of the southwest Washington, DC Urban Renewal Area (the “Area”). The Company developed a shopping-office center (“Complex”) which consisted of two high-rise office buildings (“Office Buildings”) containing approximately 326,000 square feet, an enclosed center (“Center”) consisting of approximately 740,000 square feet, most of which is office space and the balance consisting of retail space, approximately 1,100 parking spaces and approximately 78,000 square feet of storage space. These improvements were constructed on ground leased from The District of Columbia Redevelopment Land Agency (“RLA”) for a term expiring in 2058 with an option to extend for an additional 20 years.

Prior to July 1, 2000, four entities held leasehold interests in the Complex. The Company was the lessee of the east portion of the Center. SEW Investors (“SEW”) was the lessee of the southeast wing of the Center. Trilon Plaza Company (“Trilon”) was the lessee of the west portion of the Center and the west office building. Town Center East Investors (“TCE”) was the lessee of the east office building. Trilon is a limited partnership in which Charles S. Bresler and Burton J. Reiner hold a substantial majority interest, and whose wholly owned corporation is the general partner.

On July 1, 2000, TCE distributed to the Company a 49.57% interest of its leasehold interest in the Mall Complex. In addition, on July 1, 2000, TCE assigned to the Company its remaining interest in the Complex and SEW also assigned its interest to the Company. In connection with these assignments, the Company paid cash of $2,100,000 and $1,600,000 and issued notes of $4,900,000 and $3,600,000, respectively, which notes were repaid in 2002. The Company assigned these newly acquired leasehold interests, in addition to one which the Company previously owned, to a newly formed entity, B&R Waterfront Properties, LLC (“BRW”). The Company is the managing member and holds a 54% interest in BRW. The results of operation of BRW have been reported on a consolidated basis with elimination of the minority interest. On October 1, 2002, BRW transferred these leasehold interests to a newly formed entity, Waterside Associates, LLC (“WALLC”).

On October 1, 2002, BRW entered into a joint venture with K/FCE Management, LLC (“K/FCE”) an affiliate of the Washington, DC based developer, The Kaempfer Company, Inc. and of the national developer, Forest City Enterprises, Inc. On that date, BRW contributed the Waterfront Complex to WALLC in exchange for a 99% interest in the joint venture. The joint venture intends to redevelop and reposition the Waterfront Complex. Affiliates of K/FCE are marketing, leasing, redeveloping, and managing the complex. K/FCE has the right, subject to certain conditions, to increase its ownership in the joint venture up to 50% by the making of capital contributions. To the extent required, K/FCE has committed to contribute the first $25,000,000 of redevelopment funds. If necessary, BRW may be required to contribute a portion of the additional equity required in excess of the $25,000,000.

On April 27, 2004, the Federal National Mortgage Company (“Fannie Mae”), the large mortgage financing company, announced that it has signed a nonbinding Letter of Intent to lease up to 1.5 million square feet of new office space for more than 20 years in the Waterside Mall in the southwest Washington, DC Urban Renewal Area. Fannie Mae is now performing a study period.

Trilon Plaza Company

A corporation wholly owned by Charles S. Bresler and Burton J. Reiner is the general partner of Trilon Plaza Company (“Trilon”) and West Office LLC (“West Office”), Charles S. Bresler and Burton J. Reiner are also limited partners in Trilon. West Office, the owner of the west office building at the Complex, contributed the building to BRW in exchange for a 9.17% interest in BRW. Their interests and the interests of affiliated persons, who are among the limited partners of Trilon and West Office, are shown in the following table.

Name	Relationship to Company	% Interest in Trilon (1)	% Interest in West Office LLC

Charles S. Bresler	Officer, director and shareholder	43.96	9.41

Burton J. Reiner	Officer, director and shareholder	43.96	4.50

T-P Partners, Inc.	Owned by Charles S. Bresler and Burton J. Reiner	2.00	—

William L. Oshinsky	Officer and shareholder	—	0.82

Anita O. Reiner	Shareholder and spouse of Burton J. Reiner	—	3.68

Bresler Family Investors	Shareholder	—	1.64

Randall L. Reiner	Director	—	2.25

Children of Burton J. & Anita O. Reiner(2)	Shareholder	—	6.75

Elaine B. Tanenbaum	Relative of Charles S. Bresler	—	2.45

Dr. Herbert Tanenbaum	Relative of Charles S. Bresler	—	.82

(1)	Includes interests held through a limited partnership.

(2)	Three children, who are also trustees of The Burton and Anita Reiner Charitable Remainder Annuity Trust, a principal shareholder.

A wholly owned subsidiary of the Company earned a fee of 1% of the gross price paid for membership interests of the Trilon apartment buildings and townhouses upon their sale in 2003.

On February 21, 2003, the Company and Trilon executed a Management Services Agreement (“MSA”) whereby the Company will provide administrative services to Trilon for a fee of $1,000 per month. This Agreement shall remain in effect until either party gives 60 days written notice or Trilon ceases to conduct business. In addition, the Company also executed a MSA with West Office, effective January 1, 2004, whereby the Company will receive $300 per month for administrative services provided to West Office.

Third Street Southwest Investors

In 1979, the Company sold apartment buildings adjacent to the Waterfront Complex to Third Street Southwest Investors, a limited partnership organized by the Company. The Company is the sole general partner with a 1% interest. At the time of the sale, the Company took back a wraparound note from the limited partnership in the principal amount of $4,350,000, accruing interest at 9.5% per annum due on July 31, 1994. On August 1, 1994, the term of the note was extended to July 31, 1999 and on August 1, 1999, the term of the note was extended to July 31, 2009. Of the limited partnership interests, 90% are held by unaffiliated persons, and the remaining 9% were acquired by the following directors and officers of the Company: Charles S. Bresler 7% and 1% each for Burton J. Reiner and Edwin Horowitz, a deceased former director and officer. From time-to-time, the Company has advanced funds to the partnership to cover operating deficits and loan payments. At December 31, 2003, the Company was due a balance of $7,451,000, which amount includes the outstanding principal balance and accrued interest on the wraparound note. Because this partnership has been operating at a loss, the Company has established a reserve of $1,585,000 against this receivable. Third Street Southwest Investors has executed a contract with the residents of the property for $10,600,000. The residents are now conducting due diligence investigations.

A wholly owned subsidiary of the Company acts as managing agent for Third Street Southwest Investors for a management fee of 5% of rents collected under an agreement expiring in December 2004. The wholly owned subsidiary of the company, as agent, collects rent revenues and pays expenses for Third Street Southwest Investors.

Transactions with Affiliates

Business transactions with these affiliates are summarized as follows:

	2003	2002	2001
Revenues:
Leasing fees	$—	171,000	$389,000
Management fees	365,000	527,000	419,000
Commission fees	521,000	—	—
Interest	306,000	330,000	352,000
Cost and expenses:
Interest	—	164,000	721,000

Paradise Sudley North Office Building D

The Company is a 10% general partner and an 88.75% limited partner in Paradise Sudley North Limited Partnership which in turn is a 50% general partner in Paradise Sudley North Building D Partnership (“Building D Partnership”). Building D Partnership owns a 69,374 square foot office building in Manassas, Virginia, which has been 100% leased to the Prince William County government since the completion of the building in 1989. During 1998, this lease was renewed for a period of 10 years. Since inception, two unaffiliated persons each owned a 25% interest in Building D Partnership. In 1998 these interests were sold to The Bresler Family Investors LLC. Charles S. Bresler, Co-Chairman of the Company, is the manager of this limited liability company. In March 2002, Building D Partnership transferred title to the property to a new limited liability company owned by Building D Partnership. This new LLC, along with two other LLC’s owned primarily by the Company, placed an $18,010,000 mortgage secured by this building, three other office buildings and a bank building in Manassas, Virginia. The Building D Partnership’s share of this loan is $6,388,561. This partnership used $6,000,000 of the loan proceeds to pay off the existing mortgage note which was previously purchased, at a discount, by the Company from an unrelated lender.

Management considers its contracts and other business relationships with each of these affiliates to be as favorable to the Company as those obtainable with outsiders.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Audit Committee met with management periodically during fiscal 2003 to consider the adequacy of the Company’s internal controls, and discussed these matters with the Company’s independent auditors, Ernst & Young, LLP, and with appropriate Company financial personnel. The Audit Committee also discussed with senior management and Ernst & Young, LLP the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the recently enacted Sarbanes-Oxley Act of 2002, for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2003 with management and with Ernst & Young, LLP. The Audit Committee has discussed with Ernst & Young, LLP the matters required to be discussed by Statement of Auditing Standards No. 61, relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from Ernst & Young, LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Ernst & Young, LLP their independence. Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year 2003 be included in the Company’s Annual Report on Form 10-K for fiscal 2003, as filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board:

Gary F. Bulmash, Chair

Benjamin C. Auger

Ralph S. Childs, Jr.

George W. Huguely, III

Michael W. Malafronte

Stock Performance Graph

1998 – 2003

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The following graph shows a comparison of cumulative total shareholder returns for an investment in the common stock of the Company, the S&P 500 Stock Index, the S&P 500 Homebuilding Index, the SNL Mixed Use / Other REITs Index, and the SNL Office REIT Index. The comparison for each of the periods assumes that $100 was invested on December 31, 1998, in each of the Company’s common stock, the S&P 500 Index, the S&P 500 Homebuilding Index, the SNL Mixed Use / Other REIT Index, and the SNL Office REIT Index. These indices, which reflect formulas for dividend reinvestment and weighting of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Bresler & Reiner, Inc.	100.00	87.98	94.62	148.90	137.95	159.36
S&P 500	100.00	121.11	110.34	97.32	75.75	97.51
S&P 500 Homebuilding Index	100.00	67.46	105.84	135.15	134.39	265.83
SNL Mixed Use/Other REITs Index	100.00	82.14	79.38	91.58	91.62	130.13
SNL Office REITs Index	100.00	100.51	136.69	143.57	137.60	183.57

FINANCIAL STATEMENTS

For certain information concerning the Company and its subsidiaries see the financial statements and report of Ernst & Young, LLP, independent certified public accountants, included in the Annual Report accompanying this proxy statement. Such report is not incorporated in this proxy statement and is not deemed to be a part of the proxy soliciting material. Representatives of Ernst & Young, LLP are not expected to be present at the meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers, and persons who own more than 10% of the Company’s Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on the Company’s review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all Section 16(a) filing requirements for the fiscal year ended December 31, 2003 were met.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Proposals submitted for inclusion in the Company’s Proxy Statement for the 2005 Annual Meeting of Shareholders must be received by the Corporate Secretary at 11140 Rockville Pike, Suite 620, Rockville, Maryland 20852, on or before December 24, 2004. Shareholder proposals for consideration at the 2005 Annual Meeting, but not for inclusion in the Proxy Statement, must be received by the Corporate Secretary no later than March 9, 2005. Management proxy holders could have discretionary authority to vote on those proposals at the 2005 annual meeting.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at this meeting other than those specifically referred to in this Proxy Statement. If other matters properly come before the meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

REPORTS TO SHAREHOLDERS

The Company has mailed this Proxy Statement and a copy of its 2003 Annual Report to each shareholder entitled to vote at the Annual Meeting. Included in the 2003 Annual Report are the Company’s consolidated financial statements for the year ended December 31, 2003.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, including the financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained without charge by sending a written request to Bresler & Reiner, Inc., Corporate Secretary, 11140 Rockville Pike, Suite 620, Rockville, Maryland 20852.

By Order Of The Board Of Directors

/S/ JEAN S. CAFARDI

Jean S. Cafardi, Secretary

Rockville, Maryland April 30, 2004

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY Please mark your votes like this. X

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

WITHHOLD

FOR AUTHORITY FOR AGAINST ABSTAIN

1. ELECTION OF THE FOLLOWING NOMINEES 2004AS DIRECTORS: (To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below).

Bresler; Gary F. Bulmash; Ralph S. Childs, Jr.; George W. Huguely, III; Michael W. Malafronte; Burton J. Reiner; and Randall L. Reiner.

2. RATIFICATION OF THE SELECTION OF ERNST & YOUNG, LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL YEAR

3. In their discretion, the Proxies are authorized to vote upon such other business as Benjamin C. Auger; Charles S. Bresler; Sidney M. may properly come before the meeting.

Shareholder

(Please sign exactly as your name appears hereon. Executors, Administrators or trustees should so indicate when signing.)

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

BRESLER & REINER, INC.

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS, JUNE 16, 2004

The undersigned hereby appoints Dana K. Weinberg and Melissa E. Branch and each of them, Proxies for the undersigned with power of substitution, to vote as designated below all the shares of the undersigned at the Annual Meeting of Shareholders of Bresler & Reiner, Inc., to be held at the offices of the Company, 11140 Rockville Pike, Suite 620, Rockville, Maryland on June 16, 2004 at 10:00 a.m., or any adjournment thereof, all as more fully described in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged.

Receipt of the Annual Report of the Company for the year 2003 is hereby acknowledged.

The undersigned revokes all proxies heretofore given with respect to said meeting and approves all that the Proxies or their substitutions shall do by virtue hereof.

This Proxy, when properly executed, will be voted as directed herein, but if no direction is given, this proxy will be voted FOR ALL NOMINEES AND PROPOSAL 2.

(Continued, and to be marked, dated and signed, on the other side.)